COMMENTCOMMENTThis document includes all Class C Plans of Distribution Rule 12b-1 except Aggressive Equity, which is a version 20054.RESTATED APPENDIX A
                             DATED NOVEMBER 20, 2003

     The following is a restatement to the existing Appendix A of the Form of Class D of Distribution Pursuant to Rule 12b-1.

Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, MNIS shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on a maximum annual rate as set forth below, as applied to the average daily net assets of the respective Series.

SERIES                              CLASS OF SHARES                    FEE

Small Cap Series                         D                         50bp
World Opportunities Series               D                         50bp
Pro-Blend Conservative Term Series       D                         50bp
(formerly Defensive Series)
Pro-Blend Moderate Term Series           D                         50bp
(formerly Blended Asset Series I)
Pro-Blend Extended Term Series           D                         50bp
(formerly Blended Asset Series II)
Pro-Blend Maximum Term Series            D                         50bp
(formerly Maximum Horizon Series)
Tax Managed Series                       D                         50bp